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                                  AYP CAPITAL
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR TWELVE MONTHS ENDED JUNE 30, 1997

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                                                        QTR          YTD        12MOS

    ELECTRIC OPERATING REVENUES                  12,250,205   24,537,877   26,619,606

    OPERATING EXPENSES:
       Operation:
         Fuel                                     6,090,005   11,881,357   12,608,856
        Purchased Power & Exchange                2,357,770    5,610,319    6,944,903
         Other                                      921,814    1,811,661    2,938,270
       Transmission & Distribution                  984,770    1,786,599    2,044,919
       Cust. Accts & Services                       105,844      169,339      256,514
       Administrative & General                   1,744,156    2,830,686    3,690,161
    Total Operation & Maintenance                12,204,358   24,089,960   28,483,623

       Depreciation                               1,326,681    2,643,534    2,655,668
       Taxes other than income taxes              1,355,910    2,451,230    3,216,792
       Federal and state income taxes            (2,092,544)  (3,991,547)  (5,933,101)
                  Total Operating Expenses       12,794,405   25,193,177   28,422,982
                  Operating Income                 (544,200)    (655,300)  (1,803,376)

    OTHER INCOME AND DEDUCTIONS:
       Other income, net                            177,860      191,096      328,261
                 Total Other Income and Deductio    177,860      191,096      328,261
                 Income Before Interest Charges and
                   Preferred Dividends             (366,340)    (464,203)  (1,475,115)

    INTEREST CHARGES AND PREFERRED DIVIDENDS:
       Interest on other long-term obligations    2,742,133    5,454,133    7,292,267
       Other interest                                 8,517       21,867       21,882
                Total Interest Charges and
                    Preferred Dividends           2,750,650    5,476,000    7,314,149


    Consolidated Net Income                      (3,116,990)  (5,940,203)  (8,789,264)


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                                     Unaudited